Exhibit 10.63

CV THERAPEUTICS, INC.

LONG-TERM INCENTIVE PLAN

ARTICLE I.

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future success of CV Therapeutics, Inc. a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE II.

Definitions

As used within this document, the following words and phrases have the meanings described in this Article II unless a different meaning is required by the context. Some of the words and phrases used in the Plan are not defined in this Article II, but for convenience, are defined as they are introduced into the text. Any headings used are included for ease of reference only and are not to be construed so as to alter any of the terms of the Plan.

2.1 Base Salary. A Participant’s annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Participant’s gross income).

2.2 Beneficiary. An individual or entity designated by a Participant in accordance with Section 12.7.

2.3 Board or Board of Directors. The Board of Directors of the Corporation.

2.4 Bonus. Cash earnings awarded to a Participant as incentive compensation at the option of any Employer which may or may not occur during each Plan Year.

2.5 Change in Control. The occurrence of any of the following:

(a) a sale of substantially all of the assets of the Corporation;

(b) a merger or consolidation in which the Corporation is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, equal or greater stock voting power);

(c) a reverse merger in which the Corporation is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which shareholders immediately before the merger have, immediately after the merger, greater stock voting power); or

(d) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred.

2.6 Code. The Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

2.7 Committee. The Compensation Committee of the Board of Directors.

2.8 Contribution Account. The account established for a Participant pursuant to Section 5.1 of the Plan, which account shall reflect the contributions made by him or her or on his or her behalf by his or her Employer under Section 4 and shall be credited (or charged, as the case may be) with the hypothetical or deemed investment earnings and losses determined pursuant to Section 5.3, and charged with distributions made to or with respect to him or her.

2.9 Corporation. CV Therapeutics, Inc., a Delaware corporation.

2.10 Deferral Election. The election made by the Participant pursuant to Section 4.1 of the Plan.

2.11 Deferral Period. The Plan Year, or in the case of a newly hired or promoted employee who becomes an Eligible Employee during a Plan Year, the remaining portion of the Plan Year.

2.12 Disability. Any physical or mental condition which renders a Participant incapable of performing duties of his or her customary position of employment (or is unable to engage in any substantial gainful activity) for an indefinite period which his or her Employer considers will be of continued duration. The Disability of a Participant shall be determined by the Plan Administrator in its sole discretion, in accordance with uniform principles consistently applied, upon the basis of such evidence as the Plan Administrator deems necessary and advisable.

2.13 Effective Date. May 1, 2003.

2.14 Eligible Employee. Any person who is an employee of any Employer and who is designated by the Chief Executive Officer of the Corporation as being eligible to participate in the Plan. The Chief Executive Officer of the Corporation is automatically an Eligible Employee for purposes of the Plan.

2.15 Employer. The Corporation and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

2.16 ERISA. The Employee Retirement Income Security Act of 1974, as amended. Reference to a section of ERISA shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

2.17 IRS. The Internal Revenue Service.

2.18 Measurement Fund. An investment fund or funds selected by the Plan Administrator, in its sole discretion, from time to time.

2.19 Normal Retirement Age. Sixty-five (65) years.

2.20 Normal Retirement Date. The date on which a Participant reaches Normal Retirement Age.

2.21 Participant. Any Eligible Employee (i) who is selected to participate in the Plan, and (ii) who commences participation in the Plan. If required by the Plan Administrator, a Participant shall sign a Participant Agreement and Election Form and submit such form for acceptance by the Plan Administrator.

2.22 Participant Agreement and Election Form. The written agreement made by a Participant. Such written agreement shall be in a format designated by the Plan Administrator.

2.23 Plan. The CV Therapeutics, Inc. Long-Term Incentive Plan.

2.24 Plan Administrator. The Committee or such other persons to whom the Committee has delegated its duties as Plan Administrator.

2.25 Plan Year. For the initial Plan Year, the period beginning January 28, 2003, and ending on December 31, 2003. Thereafter, “Plan Year” means the 12-month period beginning each January 1 and ending on the following December 31.

2.26 Trust. The agreement of trust between any Employer(s) and the trustee under which the assets of the Plan are held, administered and managed, as amended from time to time.

2.27 Valuation Date. Each business day of the Plan Year.

ARTICLE III.

Eligibility and Participation

3.1 Participation for Employer Contributions - Eligibility. Participation in the Plan is open only to Eligible Employees. Upon being designated as an Eligible Employee by the Chief Executive Officer of the Corporation, an employee shall be eligible to receive Employer contributions under Section 4.3 as of the Effective Date. Any employee designated as an

Eligible Employee by the Chief Executive Officer of the Corporation after the Effective Date shall automatically become eligible to receive Employer contributions under Section 4.3 as of the date he or she is selected as an Eligible Employee.

3.2 Employee Deferrals Not Currently Permitted. Notwithstanding anything in the Plan to the contrary, Base Salary and/or Bonus deferrals under the Plan by Eligible Employees are not permitted as of the Effective Date. The Board may, at any time or from time to time after the Effective Date, amend the Plan to permit Base Salary and/or Bonus deferrals under the Plan. In the event of such Board action, any employee designated as an Eligible Employee by the Chief Executive Officer of the Corporation may become a Participant with respect to Base Salary and/or Bonus deferrals under Sections 4.1 and 4.2 for the remaining portion of the Deferral Period (or other period specified by the Plan Administrator) for a Plan Year if he or she submits a properly completed Participant Agreement and Election Form to the Plan Administrator prior to the date specified by the Plan Administrator in its discretion, which shall in no event be after the commencement of the remaining portion of the Deferral Period (or other period) for which such Participant Agreement and Deferral Election is to be effective.

3.3 Participation - Subsequent Entry into Plan. Any employee designated as an Eligible Employee by the Chief Executive Officer of the Corporation who does not elect to participate with respect to Base Salary and/or Bonus deferrals under Sections 4.1 and 4.2 at the time of such designation as set forth in Section 3.2 shall remain eligible to become a Participant with respect to Base Salary and/or Bonus deferrals in subsequent Plan Years as long as he or she continues his or her status as an Eligible Employee. In such event, the Eligible Employee may become a Participant with respect to Base Salary and/or Bonus deferrals under Sections 4.1 and 4.2 by submitting a properly executed Participant Agreement and Election Form prior to January 1 of the Plan Year for which it is effective.

ARTICLE IV.

Contributions

4.1 Deferral Election. Provided that Base Salary and/or Bonus deferrals under the Plan are permitted under Section 3.2, before the first day of each Plan Year, an Eligible Employee may file with the Plan Administrator a Deferral Election Form indicating the amount of Base Salary and/or Bonus deferrals for that Plan Year. An Eligible Employee shall not be obligated to make a Deferral Election for any Plan Year. After a Plan Year commences, such Deferral Election shall be irrevocable and shall continue for the entire Plan Year and subsequent years except that it shall terminate upon the execution and timely submission of a newly completed Deferral Election Form or termination of employment.

4.2 Maximum Deferral Election. Provided that Base Salary and/or Bonus deferrals under the Plan are permitted under Section 3.2, an Eligible Employee may elect to defer such portion of his or her Base Salary and/or Bonus earned during the corresponding Deferral Period as determined by the Plan Administrator from time to time. A Deferral Election may be automatically reduced if the Plan Administrator determines that such action is necessary to meet Federal or State tax withholding obligations.

4.3 Employer Contributions. For any specified period, the Corporation shall contribute such aggregate amount to the Plan in the form of Employer contributions as is determined by the Chief Executive Officer of the Corporation and approved by the Board or the Committee. The Chief Executive Officer of the Corporation shall allocate such aggregate amount among the Eligible Employees’ Contribution Accounts; provided, however, that the Committee shall make such allocation with respect to the Contribution Account of the Chief Executive Officer of the Corporation. The amount so credited to an Eligible Employee’s Contribution Account may be smaller or larger than the amount credited to any other Eligible Employee’s Contribution Account, and the amount credited to any Eligible Employee’s Contribution Account for any specified period may be zero, even though one or more other Eligible Employees receive an Employer contribution for that period under this Section 4.3. An Employer’s contribution under this Section 4.3, if any, shall be credited as of such date (or dates) as may be specified by the Plan Administrator in its sole discretion. If an Eligible Employee is not employed by an Employer as of the date on which an Employer’s contributions is credited, his or her contribution amount under this Section 4.3 shall be zero. An Employer may condition its crediting of any amount to an Eligible Employee’s Contribution Account upon the Eligible Employee’s execution and submission to the Plan Administrator of a Participant Agreement and Election Form.

ARTICLE V.

Accounts

5.1 Contribution Accounts. Solely for recordkeeping purposes, the Plan Administrator shall establish a Contribution Account for each Participant. A Participant’s Contribution Account shall be credited with the contributions made by him or her or on his or her behalf by his or her Employer under Section 4 and shall be credited (or charged, as the case may be) with the hypothetical or deemed investment earnings and losses determined pursuant to Section 5.3, and charged with distributions made to or with respect to him or her.

5.2 Crediting of Contribution Accounts. Base Salary contributions under Section 4.1 shall be credited to a Participant’s Contribution Account as of the date on which such contributions were withheld from his or her Base Salary. Bonus contributions under Section 4.1 shall be credited to a Participant’s Contribution Account as of the date on which the contribution would have otherwise been paid in cash. Employer Contributions under Section 4.3 shall be credited to the Participant’s Contribution Account on the date (or dates) specified by the Plan Administrator in its sole discretion. Any distribution with respect to a Contribution Account shall be charged to that Contribution Account as of the date such payment is made by the Employer or the trustee of the Trust which may be established for the Plan.

5.3 Earning Credits or Losses. Amounts credited to a Contribution Account shall be credited with deemed earnings and/or losses, including deemed net realized and unrealized gains and losses, based on hypothetical investment elections made by the Participant with respect to his or her Contribution Account, on a form designated by the Plan Administrator, from among the Measurement Funds and pursuant to investment procedures adopted by the Plan Administrator in its sole discretion, from time to time. The performance of each Measurement Fund (either positive or negative) shall be determined by the Plan Administrator, in its sole discretion, based on the performance of the Measurement Funds themselves. Participants’ hypothetical investment elections and the Measurement Funds are to be used for measurement purposes only, and the allocation of a Participant’s Contribution Account balance thereto or the crediting or debiting of amounts to a Participant’s Contribution Account shall not be considered or construed in any manner as an actual investment of his or her Contribution Account balance in any such Measurement Fund.

5.4 Hypothetical Nature of Accounts. The Plan constitutes a mere promise by the Employer to make benefit payments in the future. Any Contribution Account established for a Participant under this Article V shall be hypothetical in nature and shall be maintained for recordkeeping purposes only, so that any contributions can be credited and so that deemed investment earnings and losses on such amounts can be credited (or charged, as the case may be). Neither the Plan nor any of the Contribution Accounts (or subaccounts) shall hold any actual funds or assets. The right of any individual or entity to receive one or more payments under the Plan shall be an unsecured claim against the general assets of his or her Employer. Any liability of an Employer to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. The Corporation, the Board of Directors, the Committee, any Employer and any individual or entity shall not be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and an Employer and a Participant, former Participant, Beneficiary, or any other individual or entity. An Employer may, in its sole discretion, establish a Trust as a vehicle in which to place funds with respect to this Plan. Neither the Corporation nor any Employer in any way guarantees any Participant’s Contribution Account against loss or depreciation, whether caused by poor investment performance, insolvency of a deemed investment or by any other event or occurrence. In no event shall any employee, officer, director, or stockholder of the Corporation or any Employer be liable to any individual or entity on account of any claim arising by reason of the Plan provisions or any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other individual or entity to be entitled to any particular tax consequences with respect to the Plan or any credit or payment thereunder.

5.5 Statement of Contribution Accounts. The Plan Administrator shall provide from time to time to each Participant statements setting forth the value of the Contribution Account maintained for such Participant.

ARTICLE VI.

Vesting

Employer contributions credited to a Participant’s Contribution Account under Section 4.3 of the Plan and any deemed investment earnings and losses attributable to these contributions shall become vested or nonforfeitable in accordance with the following schedule:

(a) Ten percent (10%) of each Employer contribution shall vest on the one year anniversary of the date such Employer contribution was credited to such Participant’s Contribution Account under Section 4.3 of the Plan;

(b) Twenty percent (20%) of each Employer contribution shall vest on the two year anniversary of the date such Employer contribution was credited to such Participant’s Contribution Account under Section 4.3 of the Plan (for an aggregate total of thirty percent (30%) vested to date); and

(c) Seventy percent (70%) of each Employer contribution shall vest on the three year anniversary of the date such Employer contribution was credited to such Participant’s Contribution Account under Section 4.3 of the Plan (for an aggregate total of one hundred percent (100%) vested to date).

In addition, a Participant shall be one hundred percent (100%) vested in the Employer’s contributions, including any deemed investment earnings and losses attributable to these contributions, immediately prior to the effective date of a Change in Control or immediately upon his or her death or Disability while he or she is actively employed by an Employer. In the event of a Participant’s termination of employment, other than by reason of his or her death or Disability, prior to the date on which all Employer contributions in such Participant’s Contribution Account have vested pursuant to this Article VI, the unvested portion of such Employer contributions shall be forfeited and no Employer or the Plan shall be liable for the payment of such unvested amounts under the Plan to such Participant. Any amounts credited to a Participant’s Contribution Account by his or her Employer on his or her behalf which are forfeited by such Participant pursuant to the preceding sentence shall cease to be liabilities of the Employer or the Plan and such amounts shall be immediately debited from the Participant’s Contribution Account and credited to such Employer.

ARTICLE VII.

Benefits

7.1 Retirement. Unless benefits have already commenced pursuant to another section in this Article VII, a Participant shall begin receipt of the vested amount credited to his or her Contribution Account as of the Valuation Date coinciding with his or her Normal Retirement Date. Payment of any amount under this Section shall commence within thirty (30) days of the Participant’s attainment of Normal Retirement Age and in accordance with the payment method elected by the Participant on his or her Participant Agreement and Election Form; provided that if no payment method has been elected, payments shall be made in the form of a single lump sum.

7.2 Disability. If a Participant suffers a Disability while employed with an Employer and before he or she is entitled to benefits under this Article, he or she shall receive the amount credited to his or her Contribution Account as of the Valuation Date coinciding with the Date on which the Participant is determined to have suffered a Disability (after giving effect to any accelerated vesting as a result of the Participant’s Disability pursuant to Article VI). Payment of any amount under this Section shall commence within thirty (30) days of when the Plan Administrator determines the existence of the Participant’s Disability and be in accordance with the payment method elected by the Participant on his or her Participant Agreement and Election Form; provided that if no payment method has been elected, payments shall be made in the form of a single lump sum.

7.3 Pre-Retirement Survivor Benefit. If a Participant dies before becoming entitled to benefits under this Article, the Beneficiary or Beneficiaries designated under Section 12.7, shall receive in a single lump sum, a Pre-Retirement Survivor Benefit equal to the amount credited to the Participant’s Contribution Account as of the Valuation Date coinciding with the date of the Participant’s death (after giving effect to any accelerated vesting as a result of the Participant’s death pursuant to Article VI). Payment of any amount under this Section shall be made within thirty (30) days of the Participant’s death, or if later, within 30 days of when the Plan Administrator receives notification of or otherwise confirms the Participant’s death.

7.4 Post-Retirement Survivor Benefit. If a Participant dies after benefits have commenced, but prior to receiving complete payment of benefits under this Article, the Beneficiary or Beneficiaries designated under Section 12.7, shall receive in a single lump sum the vested amount credited to the Participant’s Contribution Account as of the Valuation Date coinciding with the date of the Participant’s death (after giving effect to any accelerated vesting as a result of the Participant’s death pursuant to Article VI). Payment of any amount under this Section shall be made within thirty (30) days of the Participant’s death, or if later, within 30 days of when the Plan Administrator receives notification of or otherwise confirms the Participant’s death.

7.5 Termination. If a Participant’s employment with an Employer is terminated for any reason other than death, Disability or retirement, in either case before he or she becomes entitled to receive benefits by reason of any of other Sections in this Article VII or under Article VIII, he or she shall receive in a single lump sum the vested amount credited to his or her Contribution Account as of the Valuation Date coinciding with the date on which the his or her employment terminates. Payment of any amount under this Section shall be made within thirty (30) days of when the Participant’s termination of employment with an Employer has occurred.

7.6 Change in Control. In the event of a Change in Control, a Participant shall receive in a single lump sum the vested amount credited to his or her Contribution Account as of the Valuation Date coinciding with the effective date of such Change in Control (after giving effect to any accelerated vesting as a result of the Change in Control pursuant to Article VI). Payment of any amount under this Section shall be made immediately prior to the effective date of such Change in Control or, in the discretion of the Plan Administrator, within thirty (30) days after the Change in Control. In the event of a Change in Control, a Participant shall receive his or her Contribution Account according to this Section 7.6 and without regard to any other payment method designated in Article VII or as elected on his or her Participant Agreement and Election Form.

7.7 Payment Methods. Unless otherwise provided in this Article VII, a Participant may elect to receive payment of the amount credited to his or her Contribution Account in a single lump sum or in five (5), or ten (10) annual installments. This election must be made on the Participant Agreement and Election Form for the corresponding Plan Year. A Participant may modify his or her method of payment election with respect to distributions to be made under this Article VII by submitting a new Participant Agreement and Election Form; provided, that any such modification shall not be effective earlier than one (1) year from January 1st of the Plan Year following the year in which such modification is submitted. Any installment payments shall be paid annually on the first practicable day after the distributions are scheduled to commence. Each installment payment shall be determined by multiplying the Contribution Account Balance by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments.

ARTICLE VIII.

In- Service Distributions

8.1 Election of In-Service Distributions. A Participant may elect in each Deferral Period, for that particular Deferral Election or Employer contribution, to receive in the future an in-service distribution from the vested portion of his or her Contribution Account. Such Deferral Election shall state the percentage or flat dollar amount and date on which such in-service distribution is to be paid. Each election shall state the date on which such in-service distribution is to be paid; provided that such date is not earlier than one (1) year from January 1st of the Plan Year following the year of said election. For example: The earliest distribution date for the initial Plan Year ending December 31, 2003 would be January 1, 2005. This is calculated using January 1, 2004 as the “January 1st of the Plan Year following” plus one (1) year. A Participant may modify the date on which any such in-service distribution is to be paid or revoke a previous election with respect thereto by submitting a new Participant Agreement and Election Form; provided, that any such modification or revocation shall not be effective earlier than one (1) year from January 1st of the Plan Year following the year in which such modification or revocation is submitted.

8.2 Payment of In-Service Distributions. All in-service distributions shall be made within thirty (30) days of the date stated on the Election Form. Distributions shall be in the form of a single lump sum payment.

8.3 Termination Prior to In-Service Distribution Date. Notwithstanding a Participant’s election of an in-service distribution, in the event a Participant’s employment terminates for any reason pursuant to Section VII of the Plan Document and prior to such Participant receiving any in-service distribution, the Participant shall receive his or her vested Contribution Account balance according to the payment method designated in Article VII or as elected on his or her Participant Agreement and Election Form.

ARTICLE IX.

Establishment of Trust

9.1 Establishment of Trust. An Employer may establish a Trust for the Plan. If established, all benefits payable under this Plan to a Participant shall be paid directly by the Employer from the Trust. To the extent that such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Employer. The Trust, if any, shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33. The assets of the Trust are subject to the claims of each Employer’s creditors in the event of its insolvency. Except as provided under the Trust agreement, neither the Corporation nor an Employer shall be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his or her designated Beneficiaries shall not have any property interest in any specific assets of the Corporation or an Employer other than the unsecured right to receive payments from the Employer, as provided in this Plan.

ARTICLE X.

Plan Administration

10.1 Plan Administration. The Plan shall be administered by the Plan Administrator, and such Plan Administrator may designate an agent (or agents) to perform the recordkeeping duties. The Plan Administrator shall construe and interpret the Plan, including disputed and doubtful terms and provisions and, in its sole discretion, decide all questions of eligibility and determine the amount, manner and time of payment of benefits under the Plan. The determinations and interpretations of the Plan Administrator shall be consistently and uniformly applied to all Participants and Beneficiaries, including but not limited to interpretations and determinations of amounts due under this Plan, and shall be final and binding on all parties. The Plan at all times shall be interpreted and administered as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any Participant or Beneficiary any right in any asset of the Corporation or an Employer which is a right greater than the right of a general unsecured creditor of the Corporation or such Employer.

ARTICLE XI.

Amendment and Termination

11.1 Amendment and Termination. The Committee reserves the right to amend or alter, retroactively or prospectively, or discontinue this Plan at any time. Such action may be taken in writing by any officer of the Committee who has been duly authorized by the Committee to perform acts of such kind. However, no such amendment shall deprive any Participant or Beneficiary of any portion of any benefit which would have been payable had the Participant’s employment with the Employer terminated on the effective date of such amendment or termination. Notwithstanding the provisions of this Article to the contrary, the Committee may amend the Plan at any time, in any manner, if the Committee determines any such amendment is required to ensure that the Plan is characterized as providing deferred compensation for a select group of management or highly compensated employees and as described in ERISA Sections 201(2), 301(a)(3) and 401(a)(1) or to otherwise conform the Plan to the provisions of any applicable law including ERISA and the Code.

ARTICLE XII.

General Provisions

12.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

12.2 Good Faith Payment. Any payment made in good faith in accordance with provisions of the Plan shall be a complete discharge of any liability for the making of such payment under the provisions of this Plan.

12.3 No Right to Employment. This Plan does not constitute a contract of employment, and participation in the Plan shall not give any Participant the right to be retained in the employment of an Employer.

12.4 Binding Effect. The provisions of this Plan shall be binding upon the Corporation, each Employer and their respective successors and assigns and upon every Participant and his or her heirs, Beneficiaries, estates and legal representatives.

12.5 Participant Change of Address. Each Participant entitled to benefits shall file with the Plan Administrator, in writing, any change of post office address. Any check representing payment and any communication addressed to a Participant or a former Participant at this last address filed with the Plan Administrator, or if no such address has been filed, then at his or her last address as indicated on the Employer’s records, shall be binding on such Participant for all purposes of the Plan, and neither the Plan Administrator nor the Employer or other payer shall be obliged to search for or ascertain the location of any such Participant. If the Plan Administrator is in doubt as to the address of any Participant entitled to benefits or as to whether benefit payments are being received by a Participant, it shall, by registered mail addressed to such Participant at his or her last known address, notify such Participant that:

(i) All unmailed and future Plan payments shall be withheld until Participant provides the Plan Administrator with evidence of such Participant’s continued life and proper mailing address; and

(ii) Participant’s right to any Plan payment shall, at the option of the Plan Administrator, be canceled forever, if, at the expiration of five (5) years from the date of such mailing, such Participant shall not have provided the Plan Administrator with evidence of his or her continued life and proper mailing address.

12.6 Notices. Each Participant shall furnish to the Plan Administrator any information the Plan Administrator deems necessary for purposes of administering the Plan, and the payment provisions of the Plan are conditional upon the Participant furnishing promptly such true and complete information as the Plan Administrator may request. Each Participant shall submit proof of his or her age when required by the Plan Administrator. The Plan Administrator shall, if such proof of age is not submitted as required, use such information as is deemed by it to be reliable, regardless of the lack of proof, or the misstatement of the age of individuals entitled to benefits. Any notice or information which, according to the terms of the Plan or requirements of the Plan Administrator, must be filed with the Plan Administrator, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Plan Administrator, in care of the Corporation at the Corporation’s principal place of business.

12.7 Designation of Beneficiary. Each Participant shall designate, by name, on Beneficiary designation forms provided by the Plan Administrator, the Beneficiary(ies) who shall receive any benefits which might be payable after such Participant’s death. A Beneficiary designation may be changed or revoked without such Beneficiary’s consent at any time or from time to time in the manner as provided by the Plan Administrator, and the Plan Administrator shall have no duty to notify any individual or entity designated as a Beneficiary of any change in such designation which might affect such individual or entity’s present or future rights. If the designated Beneficiary does not survive the Participant, all amounts which would have been paid to such deceased Beneficiary shall be paid to any remaining Beneficiary in that class of beneficiaries, unless the Participant has designated that such amounts go to the lineal descendants of the deceased Beneficiary. If none of the designated primary Beneficiaries survive the Participant, and the Participant did not designate that payments would be payable to such Beneficiary’s lineal descendants, amounts otherwise payable to such Beneficiaries shall be paid to any successor Beneficiaries designated by the Participant, or if none, to the Participant’s spouse, or, if the Participant was not married at the time of death, the Participant’s estate.

No Participant shall designate more than five (5) simultaneous Beneficiaries, and if more than one (1) Beneficiary is named, Participant shall designate the share to be received by each Beneficiary. Despite the limitation on five (5) Beneficiaries, a Participant may designate more than five (5) Beneficiaries provided such Beneficiaries are the surviving spouse and children of the Participant. If a Participant designates alternative, successor, or contingent beneficiaries, such Participant shall specify the shares, terms and conditions upon which amounts shall be paid to such multiple, alternative, successor or contingent Beneficiaries. Except as provided otherwise in this Section, any payment made under this Plan after the death of a Participant shall be made only to the Beneficiary or Beneficiaries designated pursuant to this Section.

12.8 Nonalienation of Benefits. The interests of Participants and their Beneficiaries under this Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered, attached or garnished. Any attempt by a Participant, his or her Beneficiary, or any other individual or entity to sell, transfer, alienate, assign, pledge, anticipate, encumber, attach, garnish, charge or otherwise dispose of any right to benefits payable shall be void. The Employer may cancel and refuse to pay any portion of a benefit which is sold, transferred, alienated, assigned, pledged, anticipated, encumbered, attached or garnished. The benefits which a Participant may accrue under this Plan are not subject to the terms of any Qualified Domestic Relations Order (as that term is defined in Section 414(p) of the Code) with respect to any Participant, and the Plan Administrator, Board, Committee, Corporation and Employer shall not be required to comply with the terms of such order in connection with this Plan. Notwithstanding the foregoing, the withholding of taxes from Plan payments, the recovery of Plan overpayments of benefits made to a Participant or Beneficiary, the transfer of Plan benefit rights from the Plan to another plan, or the direct deposit of Plan payments to an account in a financial institution (if not actually a part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation under this Section 12.8 and shall be permitted under the Plan.

12.9 Claims.

(a) Application for Benefits. Applications for benefits and inquiries concerning the Plan (or concerning present or future rights to benefits under the Plan) shall be submitted to the Plan Administrator in writing. An application for benefits shall be submitted on the prescribed form and shall be signed by the Participant or, in the case of a benefit payable after his or her death, by his or her Beneficiary.

(b) Denial of Application. If a claim is wholly or partially denied, the Plan Administrator shall provide the claimant with a notice of denial, written in a manner calculated to be understood by the claimant, setting forth:

(i) The specific reason for such denial;

(ii) Specific references to the Plan provisions on which the denial is based;

(iii) A description of any additional material or information necessary for the claimant to perfect the claim with an explanation of why such material or information is necessary; and

(iv) Appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review, including the time limits applicable to such procedures, and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review.

The notice of denial shall be given within a reasonable time period but no later than ninety (90) days after the claim is filed, unless special circumstances require an extension of time for processing the claim. If such extension is required, written notice shall be furnished to the claimant within ninety (90) days of the date the claim was filed stating the special circumstances requiring an extension of time and the date by which a decision on the claim can be expected, which shall be no more than one hundred eighty (180) days from the date the claim was filed.

(c) Review Panel. The Plan Administrator may from time to time appoint a review panel that may consist of two (2) or more individuals who may, but need not, be Employees of the Corporation (the “Review Panel”). If no such Review Panel is named, the Corporation shall be deemed to be the Review Panel for purposes of this Section 12.9. The Review Panel shall be the named fiduciary that has the authority to act with respect to any appeal from a denial of benefits or a determination of benefit rights.

(d) Request for Review. The claimant and/or his or her representative may request review, in writing of a denied claim and may:

(i) Request upon written application to the Review Panel to review and/or copy free of charge, pertinent Plan documents, records, and other information relevant to the claimant’s claim; and

(ii) Submit issues and submit documents, records and other information relating to the claim;

provided that such appeal specifies each of claimant’s contentions, the grounds on which each is based, all facts in support of the request, and any other matters which the claimant deems pertinent, and is made within sixty (60) days of the date the claimant receives notification of the denied claim. The decision on review shall be made by the Review Panel, which may, in its discretion, hold a hearing on the denied claim. The review shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit claim determination.

(e) Decision on Review. Upon receipt of a request for review, the Review Panel shall provide written notification of its decision to the claimant stating the specific reasons and referencing specific Plan provisions on which its decision is based, written in a manner calculated to be understood by the claimant and including a statement that the claimant is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim for benefits, as well as a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. The decision will ordinarily be made within sixty (60) days after receiving the written request for review unless special circumstances require an extension for processing the review. If such an extension is required, the Review Panel shall notify the claimant of such special circumstances and of the date, no later than one hundred twenty (120) days after the original date the review was requested, on which the Review Panel will notify the claimant of its decision. In any event, the decision on review will be delivered to the claimant as soon as possible, but not later than five (5) days after the claim determination is made.

(f) No Legal Recourse Until Claims Procedure Exhausted. In the event of any dispute over benefits under this Plan, all remedies available to the disputing individual under this Section 12.9 must be exhausted before legal recourse of any type is sought.

12.10 Tax Withholding.

(a) Annual Deferral Amounts. For each Plan Year in which a Participant is making a Base Salary and/or Bonus deferral, the Participant’s Employer shall be entitled to require payment by the Participant of any sums required by federal, state or local tax law to be withheld with respect to the deferral, in amounts and in a manner to be determined in the sole discretion of the Employer.

(b) Employer Contributions. When a Participant becomes vested in a portion of his or her Employer contributions, the Participant’s Employer shall be entitled to require payment of any sums required by federal, state or local tax law to be withheld with respect to the vesting of such Employer contributions, in amounts and in a manner to be determined in the sole discretion of the Employer.

(c) Distributions. The Participant’s Employer, or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer and the trustee of the Trust.

(d) Satisfaction of Tax Obligations. The Plan Administrator, in its sole discretion, may allow a Participant to pay to his or her Employer any amounts required to be withheld by the Employer in connection with the Plan in cash, by deduction of such amounts from other compensation payable to the Participant, or to have such amounts withheld from his or her deferrals, vested Contribution Account balance or distributions.

12.11 Governing Law. To the extent not superseded by the laws of the United States, the laws of the State of California (other than the conflicts of law provisions thereof) shall be controlling in all matters relating to this Plan.

12.12 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be interpreted and enforced as if such illegal and invalid provisions had never been set forth.

IN WITNESS WHEREOF, CV Therapeutics, Inc. has signed this Plan document as of May 1, 2003.

CV THERAPEUTICS, INC., a Delaware corporation

By:	/s/ LOUIS G. LANGE, M.D., PH.D.

Title:	Chairman and Chief Executive Officer